EXHIBIT 10.12

CONFIDENTIAL

TELEFAX                                           ORGANIC POWER

To: Ocean Power                  From:   Ole Wiborg
Attn: Nr. Joseph P. Maceda       Pages:
Fax:  00 1 (916) 933-8177        Date:  20. December 2000
Project:

Subject: Memorandum of Understanding

While we appreciate your 'no nonsense', direct approach to form a common memorandum of understanding we nevertheless feel it being appropriate to be slightly room specific with regard to item 2 in your fax. (Item 1 and 3 we register and have no comments). A due diligence process costs both money and time for us both so let us be certain we have a sufficiently common understanding of our goals.

Our initial idea suggests that Ocean power offer to purchase - say - 10% to 20% of outstanding Organic Power stock from existing shareholders. Valuation to be agreed.

Then Organic Power ASA will issue stock to Ocean Power up to an amount that will increase Ocean Powers total interest in Organic Power to 50% of total outstanding stock [

As a third step, shareholders of the remaining 50% of Organic Power stock (that Ocean Power does not hold) will have an option (within a agreed timeframe) to convert their remaining Organic Power stock into Ocean Power stock at a fixed price. The reason behind this is that while a full-blown merger in many ways make sense, we in Organic power are now experiencing a major brake through in the marketplace with several reference installations in place, while we feel Ocean Power will remain in a technological development stage for still some time. The marketing process does after all represent a significant risk factor.

In addition, we believe a number of our smaller shareholders and shareholding employees will welcome a possibility (option) to convert their Organic Power stock into a liquid (and Nasdaq quoted) Ocean Power stock as soon as they get to know your company and you as management a bit better.

Our Board of Directors is not prepared to move on for a full blown merger at this stage. A 50% ownership interest by Ocean Power will be hard enough to negotiate. As such, we believe the above (rough) model has a reasonable chance to succeed.

A formal decision on a transaction as outlined above will be subject to acceptance by a general shareholders meeting in Organic Power AS&

Sincerely yours Organic Power ASA, Oslo

By: /s/ Ole C. Wiborg
---------------------
        Ole C. Wiborg

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